Contact:	Claudia San Pedro
Treasurer and Vice President of
Investor Relations
(405)225-4846

COMPANY ANNOUNCES NEW MEMBER TO JOIN BOARD OF DIRECTORS

OKLAHOMA CITY (April 3, 2008) – Sonic Corp. (NASDAQ/NM: SONC), the nation's largest chain of drive-in restaurants, today announced that Gabriel (Gabe) Tsampalieros has been named to its Board of Directors.  Tsampalieros is the owner, Chairman and Chief Executive Officer of The Second Cup Coffee Company, Inc., the largest franchisor of specialty coffee cafés in Canada.  Founded in 1975, Second Cup has more than 360 locations in Canada and more than 30 international locations.

"Gabe brings relevant franchise, multi-unit retail and management experience to our Board.  His business and legal background will add significant value to what is already a strong Board of Directors," said Clifford Hudson, Chairman and Chief Executive Officer of Sonic Corp.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma, called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma.  Sonic now has almost 3,400 drive-ins coast to coast, where more than a million customers are served every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic on the Internet at www.sonicdrivein.com.

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